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                                                                       EXHIBIT 7

                               TRANSFER AGREEMENT

     Agreement, dated April 11, 1997, by and between Occidental Chemical Investment (Canada) 1, Inc., a Delaware Corporation ("OCIC1"), having its principal place of business at 10889 Wilshire Blvd., Los Angeles, California 90024, and Occidental Petroleum Corporation, a Delaware Corporation ("OPC"), having its principal place of business at 10889 Wilshire Blvd., Los Angeles, California 90024.

                                    RECITALS

     A. OPC and OCIC1 desire to evidence the acquisition by OPC of one (1) Common Share, without par value (the "OCIC1 Share"), of OCIC1 in exchange for all of OPC's right, title and interest in 4,000 Common Shares (the "CXY Shares") of Canadian Occidental Petroleum Ltd., a Canadian corporation ("CXY"), which shares are represented by the stock certificates listed on Exhibit A.

     NOW, THEREFORE, OCIC1 and OPC agree as follows.

1. Transfer. OPC hereby transfers and assigns to OCIC1 all right, title and interest of OPC in and to the CXY Shares and, in consideration therefor, OCIC1 hereby issues to OPC the OCIC1 Share. OPC shall promptly take all actions necessary to cause the transfer of the CXY Shares to OCIC1 to be recorded on the books and records of CXY, including, but not limited to, executing stock powers, certificates, and affidavits; obtaining bonds of indemnity and paying any stock transfer taxes, fees or expenses.

2. Rights of Ownership. From and after the date of this Agreement, OCIC1 shall hold and exercise all rights of ownership in and to the CXY Shares and OPC shall cooperate with OCIC1 to enable OCIC1 to exercise such rights. Without limiting the foregoing, in the event that, prior to the transfer of the CXY Shares to OCIC1 being recorded on the books and records of CXY, CXY pays any dividend or makes any distribution to its shareholders or solicits any vote of its stockholders, OPC shall promptly remit any such dividend or distribution to OCIC1 and shall vote the CXY Shares in the manner directed by OCIC1.

     IN WITNESS WHEREOF, OPC and OCIC1 have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OCCIDENTAL CHEMICAL CORPORATION             OCCIDENTAL CHEMICAL INVESTMENT
                                            (CANADA) 1, INC.

By: Anthony R. Leach                        By: David C. Yen
    ---------------------------                 --------------------------
    Anthony R. Leach                            David C. Yen
    Executive Vice President                    Vice President and Treasurer

lsp/cxyshr1
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                                    EXHIBIT A

                         LIST OF CXY SHARE CERTIFICATES

CERTIFICATE NUMBER                      NUMBER OF SHARES             DATE ISSUED
B 83525                                            1,000               08/11/86
B 091452                                           1,000               09/29/87
B104377                                            2,000               05/28/96
                          -------------------------------
                    TOTAL                          4,000

lsp/cxyshr1